PROSPECTUS
----------

                                 1,300,000 SHARES

                                 UNIT CORPORATION

                                   COMMON STOCK
                                   ------------
The 1,300,000 shares (the "Shares") of common stock, par value $0.20 per share (the "Common Stock"), of Unit Corporation, a Delaware corporation ("UNIT" or the "Company"), offered hereby are held by certain shareholders of the Company (the "Selling Stockholders"). The Company will not receive any part of the proceeds of the sale of the Shares.

Any or all of the Shares being registered hereby may be sold from time to time to purchasers directly by any Selling Stockholder. Alternatively, any Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Stockholder and/or the purchaser of the Shares for whom they may act as agent. Any such Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of the Shares, may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). To the extent required, the names of the Selling Stockholders, the number of Shares to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution By Selling Stockholders."

The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution By Selling Stockholders."

The total costs, fees and expenses incurred in connection with the registration of the Shares are estimated to be approximately $13,192.

The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "UNT". On February 17, 1998, the closing sales price of the Common Stock as reported on the NYSE was $7.313 per share.

                        -------------------------------

            INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH
              UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.

                        -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is February 17, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined herein), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov and the Registration Statement may be inspected at such site. The Common Stock is listed and traded on the New York Stock Exchange and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 11, Wall Street, New York, New York 10005.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus (or in any document incorporated into this Prospectus by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents or portions of documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-
9260) or the Securities Act, are incorporated herein by reference and made a part of this Prospectus:

1.   Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

3.   Current Report on Form 8-K filed December 5, 1997.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that have been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to the corporate secretary, 1000 Kensington Tower, 7130 South Lewis, Tulsa, Oklahoma 74136, telephone number (918) 493-7700.

                                  THE COMPANY

The Company, through its wholly owned subsidiaries, is engaged in the land contract drilling of oil and natural gas wells and the development, acquisition and production of oil and natural gas properties. The Company operates primarily in the Anadarko and Arkoma Basins, which cover portions of Oklahoma, Texas, Kansas and Arkansas and has additional producing properties located in Canada and other states, including but not limited to, New Mexico, Louisiana, North Dakota, Colorado, Wyoming, Montana, Alabama and Mississippi.

The Company was originally incorporated in Oklahoma in 1963 as Unit Drilling Company. In 1979 it became a publicly held Delaware corporation and changed its name to Unit Drilling and Exploration Company ("UDE") to more accurately reflect the importance of its oil and natural gas business. In September 1986, pursuant to a merger and exchange offer, the Company acquired all of the assets and assumed all of the liabilities of UDE and six oil and gas limited partnerships for which UDE was the general partner, in exchange for shares of Common Stock.

The Company's principal executive offices are maintained at 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136; telephone number (918) 493-7700. The Company also has regional offices in Woodward, Oklahoma, Moore, Oklahoma, Booker, Texas and Houston, Texas.

                              RECENT DEVELOPMENTS

On November 20, 1997, the Company closed the acquisition of Hickman Drilling Company, an Oklahoma corporation (the "Hickman Acquisition") pursuant to an Agreement and Plan of Merger, dated November 20, 1997 (the "Merger Agreement") entered into by and between the Company, the Company's wholly owned subsidiary Unit Drilling Company, Hickman Drilling Company and all of the holders of the outstanding capital stock of Hickman Drilling Company (the "Selling Stockholders"). Under the terms of this acquisition, the Selling Stockholders received, in the aggregate, 1,300,000 shares of Common Stock and promissory notes to be issued in the aggregate principal amount of $5,000,000, subject to adjustment as provided in the Merger Agreement, to be paid in five equal annual installments commencing January 2, 1999.

                                  RISK FACTORS

In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company before purchasing any of the securities offered hereby. The information contained or incorporated by reference in this Prospectus or any Prospectus Supplement includes forward-looking statements that involve risks and uncertainties, a number of which are identified in this "Risk Factors" section. These risks and uncertainties include, without limitation, industry conditions and the variability of demand for contract drilling and related oilfield services, intense competition, oil and natural gas price fluctuations, operating risks inherent in the industry in which the Company's subsidiaries operate, the adequacy and availability of insurance, regulations pertaining to environmental matters and the other matters detailed or referred to below and from time to time in the Company's other reports filed with the Commission.

The information set forth under the caption "Safe Harbor Statement of Further Activity" in the Company's 1996 Form 10-K, in addition to the other information included in the 1996 Form 10-K, is specifically incorporated by reference herein.

Industry Conditions

The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry. The demand for contract land drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of oil and gas exploration expenditures will be maintained or that demand for the Company's contract drilling services will reflect the level of such expenditures.

Competition

All lines of business in which the Company's subsidiaries engage are highly competitive. The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization. A number of the Company's competitors have also announced plans to refurbish and reactivate rigs from their inventory of stacked rigs. The deployment of these additional rigs to the Company's core markets could further intensify competition based on pricing and rig availability. There can be no assurance that the Company will be able to compete successfully against its competitors in the future or that the level of competition will allow the Company to obtain adequate margins from its drilling services.

The Company's oil and natural gas operations likewise encounter strong competition from major oil companies, independent operators, and others. Many of these competitors have appreciably greater financial, technical and other resources and are more experienced in the exploration for and production of oil and natural gas than the Company.

Operating Risks And Insurance

The Company's land contract drilling and oil and natural gas operations are subject to a variety of oil field hazards such as fire, explosion, blowouts, cratering and oil spills or certain other types of possible surface and subsurface pollution, any of which can cause personal injury and loss of life and severely damage or destroy equipment, suspend drilling operations and cause substantial damage to surrounding areas or property of others. As protection against some, but not all, of these operating hazards, the Company maintains broad insurance coverage, including all-risk physical damage, employer's liability and comprehensive general liability. In all states in which the Company operates except Oklahoma, the Company maintains worker's compensation insurance for losses exceeding $50,000. In Oklahoma, starting in August 1991, the Company elected to become self insured. In consideration therewith, the Company purchased an excess liability reinsurance policy. The Company believes that to the extent reasonably practicable such insurance coverages are adequate. The Company's insurance policies do not, however, provide protection against revenue losses incurred by reason of business interruptions caused by the destruction or damage of major items of equipment nor certain types of hazards such as specific types of environmental pollution claims. In view of the difficulties which may be encountered in renewing such insurance at reasonable rates, no assurance can be given that the Company will be able to maintain the amount of insurance coverage which it considers adequate at reasonable rates. Moreover, loss of or serious damage to any of the Company's equipment, although adequately covered by insurance, could have an adverse effect upon the Company's earning capacity.

The Company's oil and natural gas operations are also subject to all of the risks and hazards typically associated with the search for and production of oil and natural gas. These include the necessity of expending large sums of money for the location and acquisition of properties and for drilling exploratory wells. In such exploratory work, many failures and losses may occur before any accumulation of oil or natural gas is found. If oil or natural gas is encountered, there is no assurance that it will be capable of being produced or will be in quantities sufficient to warrant development or that it can be satisfactorily marketed. The Company's future natural gas and crude oil revenues and production, and therefor cash flow and income, are highly dependent upon the Company's level of success in acquiring or finding additional reserves. Without continuing reserve additions through exploration or acquisitions, the Company's reserves and production will decline over the long-term.

Shortages of Personnel

The demand for, and wage rates of, qualified rig crews have begun to rise in the land drilling industry in response to the increasing number of active rigs in service. Although the Company has not encountered material difficulty in hiring and retaining rig crews, such shortages have in the past occurred in the industry and are again arising as demand for land drilling services increases. The Company may experience shortages of qualified personnel to operate its rigs, which could have a material adverse effect on the Company's financial condition and results of operations.

Governmental Regulations

Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous laws and regulations that may relate directly or indirectly to the oil and natural gas industry. For example, the Company's operations are subject to extensive and evolving laws and regulations governing environmental quality, pollution control, remediation of contamination and preservation of natural resources. Such laws and regulations pertain, among other things, to air emissions, waste management, spills and other discharges, wetlands and endangered species protection and cleanup of contamination. The handling of waste materials, some of which are classified as hazardous substances, is a routine part of the Company's operations. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company may also be exposed to environmental or other liabilities originating from businesses and assets subsequently acquired by the Company. Compliance with such laws and regulations may require significant capital expenditures. Although such compliance costs to date have not had a material effect on the Company, application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification or judicial interpretations of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future opportunities.

Restrictions Imposed by Terms of Indebtedness

The loan agreement setting forth the terms of the Company's bank loan agreement contains certain restrictive covenants. This agreement also requires the Company to maintain specific financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests.

Qualification of The Hickman Acquisition as a Reorganization For U.S. Federal Income Tax Purposes

The Hickman Acquisition is intended to qualify as a tax free reorganization under Sections 368 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Common Stock received by the Selling Stockholders. If the Hickman Acquisition fails to qualify as a tax free reorganization for any reason, the receipt of Common Stock will be taxable to the Selling Stockholders at the time of the Hickman Acquisition, and Hickman Drilling Company will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to Hickman Drilling Company. The Company's wholly-owned subsidiary, Unit Drilling Company, as the surviving corporation of the Hickman Acquisition, arguably could be liable for any such corporate tax, if imposed.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and analyzes made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                         SHARES ELIGIBLE FOR FUTURE SALE

There are 1.3 million shares of Common Stock which are available for sale under this Prospectus. On a fully diluted basis, such shares represent approximately 5.01% of the Company's outstanding Common Stock.

                              SELLING STOCKHOLDERS

The following table sets forth certain information, as of the date hereof, with respect to the number of Shares beneficially owned and being offered hereby by the Selling Stockholders. All of the Shares of the Selling Stockholders were received by them as part of the merger consideration in the Hickman Acquisition (See "Recent Developments"). The offer and sale of the Shares are being registered pursuant to the registration rights granted to the Selling Stockholders in that transaction.

                                                                    SHARES
                                   SHARES                        BENEFICIALLY
                                BENEFICIALLY  SHARES OFFERED    OWNED AFTER THE
   NAME OF BENEFICIAL OWNER        OWNED          HEREBY          OFFERING(1)
   ------------------------       -------         -------         -----------
   H. C. Hickman(2)               331,192         331,192              0

   Bonnie B. Hickman(2)           331,192         331,192              0

   Gregory S. Hickman(3)          318,808         318,808              0

   Bradley L. Hickman(3)          318,808         318,808              0


(1) Assumes that all of the Shares covered by this Prospectus are sold and the Selling Stockholder does not acquire beneficial ownership of additional shares of Common Stock after the date of this Prospectus unless otherwise noted.
(2) Share data represents shares of Common Stock which are owned indirectly as Trustee of a Revocable Trust.
(3) Share data represents 108,625 shares of Common Stock which are owned directly and 210,183 shares which are owned indirectly as Trustee of an Irrevocable Trust.

                  PLAN OF DISTRIBUTION BY SELLING STOCKHOLDERS

Any or all of the Shares being registered hereby may be sold from time to time to purchasers directly by any Selling Stockholder. Alternatively, any Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Stockholder and/or the purchaser of the Shares for whom they may act as agent. Any such Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of the Shares, may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, the Selling Stockholders may from time to time sell the Shares in transactions permitted by Rule 144 or Rule
145, as applicable, under the Securities Act. To the extent required, the names of the Selling Stockholders, the number of Shares to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by any Selling Stockholder of the Shares offered hereby.

In connection with distributions of the Shares, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell the Shares short and deliver the Shares to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, which may then resell or otherwise transfer such Shares. Any Selling Stockholder also may loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged the Shares.

The Shares covered by this Prospectus are shares of Common Stock issued to the Selling Stockholders in the Hickman Acquisition. Under the terms of the registration rights granted to the Selling Stockholders in connection with the Hickman Acquisition, each Selling Stockholder agrees that until the first anniversary of the consummation of the Hickman Acquisition, he or she will not sell shares in excess of an amount equal to 1% of the total number of shares of the Company's outstanding Common Stock during a three-month period without the Company's consent.

The Company has agreed to bear the cost of preparing and filing this Prospectus and the Registration Statement of which it forms a part, estimated to be approximately $13,192. Each Selling Stockholder who received Shares in the Hickman Acquisition has agreed to indemnify the Company and each other such Selling Stockholder with respect to any statements or omissions in this Prospectus or the Registration Statement of which it forms a part based on written information furnished by such Selling Stockholder.

There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

The Company's Certificate authorizes the issuance of 40,000,000 shares of Common Stock, $.20 par value, of which 25,496,973 shares were outstanding on November 30, 1997 and 5,000,000 shares of $1.00 par value Preferred Stock none of which are currently outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters upon which stockholders generally have the right to vote, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of preferred stock of the Company, the holders of such Common Stock will exclusively possess all voting power. The holders of the Common Stock do not have preemptive rights. All shares of Common Stock rank equally on dissolution and are entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefore.

All shares of Common Stock presently outstanding are fully paid and non-assessable.

The shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person or persons to the Board of Directors.

Preferred Stock

As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Certain provisions of the Company's Certificate and By-laws which are described below, might have the effect of delaying, deferring or preventing a change in control of the Company.

Fair Price Provision

The Company's Certificate requires that certain business transactions with related persons be approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Company's voting stock. Related persons are defined in the Certificate as those having 5% or greater interest in the Company's voting stock. This super-majority vote of the Company's stockholders does not apply to a business transaction with a related person in which, among other things, the price paid for the Company's Common Stock equals or exceeds the highest price paid by the related person in acquiring any of its holdings of Common Stock or to a business transaction with a related person which is approved by the directors of the Company who are not affiliated with such related person.

Classified Board of Directors

The Company's Board of Directors shall be not less than three persons nor more than ten persons and is divided into three classes. Each class has a three-year term and only one class is elected by the stockholders each year.

Super-Majority Provisions

Subject to certain exceptions, the Certificate requires an 80% approval vote for certain fundamental corporate actions for which stockholders approval is required by law, such as mergers with and sales of $10 million or more of the Company's assets to related persons. The affirmative vote of holders of 80% or more of the voting power of shares then outstanding is also required for amendments of the provisions of the Certificate which specify the maximum and minimum number of Directors and which impose an 80% vote for certain fundamental corporate transactions and of the fair price provisions. Certain legal matters in connection with the Shares have been passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.

Delaware Business Combination Act

The Company is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the date such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or
(c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Since the Company has not amended its Charter or Restated By-laws to exclude the application of Section 203, such section does apply to the Company and thus may inhibit an interested stockholder's ability to acquire additional shares of Common Stock or otherwise engage in a business combination with the Company.

                        INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated balance sheets of Unit Corporation as of December 31, 1996 and 1995, and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, incorporated by reference in this registration statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Act.

                                  LEGAL MATTERS

Certain legal matters in connection with the Shares have been passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.

NO PERSONS HAVE BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFERING OF
SECURITIES MADE HEREBY AND, IF GIVEN
OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED                1,300,000  SHARES
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY OTHER PERSON.
THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL, NOR A SOLICITATION
OF AN OFFER TO BUY, ANY SECURITIES IN             UNIT CORPORATION
ANY JURISDICTION TO OR FROM ANY
PERSON TO OR FROM WHOM IT IS NOT
LAWFUL TO MAKE ANY SUCH OFFER OR
SOLICITATION IN SUCH JURISDICTION.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY DISTRIBUTION OF                  COMMON STOCK
SECURITIES MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF OR THAT THE
INFORMATION HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO ITS DATE.

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       TABLE OF CONTENTS                             PROSPECTUS

                                             --------------------------

                                   Page
                                   ----
Available Information. . . . . . .    2
Incorporation of Certain
   Documents by Reference. . . . .    2
The Company. . . . . . . . . . . .    3
Recent Developments. . . . . . . .    3
Risk Factors . . . . . . . . . . .    4
Forward-Looking Statements . . . .    7
Shares Eligible for Future Sale. .    7
Selling Stockholders . . . . . . .    7
Plan of Distribution by                           FEBRUARY 17, 1998
   Selling Stockholders. . . . . .    8
Description of Capital Stock . . .    9
Independent Public Accountants . .   11
Legal Matters. . . . . . . . . . .   11